EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY ANNOUNCES $1 BILLION
STOCK REPURCHASE AUTHORIZATION

BOISE, Idaho, Oct. 27, 2014 – Micron Technology, Inc. (NASDAQ: MU), today announced that its Board of Directors has authorized the discretionary repurchase of up to $1 billion of its outstanding common stock.

“Our business continues to generate strong operating cash flows, enabling us to invest in our strategic growth initiatives while also returning capital to investors,” said Ron Foster, Micron Chief Financial Officer and Vice President of Finance. “In the first fiscal quarter of 2015, we spent approximately $389 million to eliminate our 2031B convertible senior notes and their associated share dilution. This share repurchase authorization represents an additional avenue to return excess capital to investors and enhance long-term shareholder value.”

Any repurchases under the new authorization may be made in open market purchases, block trades, privately negotiated transactions and/or derivative transactions, subject to market conditions and Micron’s ongoing determination that it is the best use of available cash. Micron expects to use cash on hand to fund any repurchases. The repurchase authorization does not obligate Micron to acquire any common stock.

Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron’s broad portfolio of high-performance memory technologies—including DRAM, NAND and NOR Flash—is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron’s memory solutions enable the world’s most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron's common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements related to our discretionary share repurchase authorization. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents Micron files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically Micron's most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for Micron on a consolidated basis to differ materially from those contained in our forward-looking statements (see Risk Factors). Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.